Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2018 RESULTS

JASPER, IN (May 1, 2018) - Kimball International, Inc. (NASDAQ: KBAL) today announced the following results for the quarter ended March 31, 2018:

•	Revenue was $157.9 million, a 3% increase over the prior year, inclusive of the recent D'style acquisition. Excluding D'style, organic net sales were flat compared to the prior year.

•	Operating income was $8.5 million or 5.4% of net sales, compared to $10.9 million or 7.2% of net sales in the prior year.

•	Net income was $5.9 million and diluted earnings per share was $0.16, while prior year net income was $7.2 million and diluted earnings per share was $0.19.
Bob Schneider, Chairman and CEO, stated, “I was pleased to see continued strength in the hospitality market in our third quarter; however, increased sales in this vertical market were unfortunately offset by lower sales in other market verticals, resulting in flat organic sales for the third quarter. Encouragingly, we saw a pick up in orders late in the quarter continuing into April. Consolidated organic orders increased approximately 30% in April over the prior year, and specifically in the hospitality vertical, April orders were the strongest of any month we have seen since 2014. As I look to the future, I am very excited about the many new products we've recently introduced to the market that are starting to gain traction, and also the ones we will be introducing at the office industry trade show in June. Our product portfolio is filling out very nicely with creative products resonating with the design community and end-users. While we are pushing hard on new product introductions, other teams are also actively working on continuous improvement and cost reduction projects to offset the increased inflation we are experiencing in transportation, steel and other commodities. Our teams have several productivity and lean initiatives that have been in the works for several months, with anticipated savings of approximately $7 million in fiscal year 2019. In addition, our National brand recently implemented a price increase that was effective on April 6, 2018, while our Kimball brand announced a price increase that will be effective in July 2018, which will help in offsetting the heavier than usual commodity inflation we are experiencing. We estimate that higher transportation and commodity costs reduced our operating income by approximately $1.9 million in our third quarter.”
Mr. Schneider concluded, “Regarding our capital structure, we generated $11 million of operating cash flow during the third quarter, bringing our total cash balance to $77.7 million at the end of March. We are investing in automation and new technologies in our operations, and have been active the last few quarters buying back shares, which we expect to continue. We have approximately 1.3 million shares remaining under our share repurchase program. Lastly, we just recently completed the acquisition of D'style and are continuing to actively pursue other tuck-in acquisitions that will create synergies with our current brands. Our capital structure continues to be very strong and available to support growth.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2018	March 31, 2017	Percent Change
Net Sales	$157,897	$153,068	3%
Gross Profit	$47,755	$51,052	(6%)
Gross Profit %	30.2%	33.4%
Selling and Administrative Expenses	$39,245	$40,106	(2%)
Selling and Administrative Expenses %	24.8%	26.2%
Operating Income	$8,510	$10,946	(22%)
Operating Income %	5.4%	7.2%
Net Income	$5,850	$7,231	(19%)
Diluted Earnings Per Share	$0.16	$0.19
Return on Capital	12.1%	17.2%
EBITDA *	$12,275	$15,156

* The item indicated represents a Non-GAAP measurement. See “Reconciliation of Non-GAAP Financial Measures” below.

•
Consolidated net sales increased 3%, driven by increases in the hospitality and commercial vertical markets partially offset by declines in the healthcare, education, and government verticals. The hospitality vertical grew both due to the D’style acquisition and due to organic sales growth. Although sales in the healthcare vertical declined, it has experienced a strong rebound in quoting activity. Sales declined in the education vertical as new construction projects were down compared to the prior year.

•
Orders received during the third quarter of fiscal year 2018 decreased 6% from the prior year, primarily driven by decreases in the government, commercial, education, and healthcare vertical markets, partially offset by increases in the finance and hospitality verticals. Excluding the D’style acquisition, orders received decreased by 9%. The decline in orders is in large part driven by the timing of a price increase at one of our office furniture brands in the prior year. The price increase went into effect April 1, 2017 which had the effect of accelerating orders prior to the price increase.

•
Margin pressures continued in the third quarter. Gross profit as a percent of net sales declined 320 basis points from the prior year due to transportation cost increases, higher discounting, and an increase in the LIFO inventory reserve, partially offset by price increases and the additional margin contributed by D’style. In addition, sales mix had an unfavorable impact on the third quarter results. With the seasonally low volume in the third quarter, when larger projects that include lower margin systems product ship during the quarter, the impact on margins is magnified. The Company expects the margin pressure related to sales mix to begin subsiding in the fiscal year fourth quarter ending in June 2018.

•
Selling and administrative expenses in the third quarter decreased 140 basis points as a percent of net sales and decreased 2% in absolute dollars compared to the prior year. The decrease in selling and administrative expense was driven by lower incentive compensation, partially offset by the additional selling and administrative expenses of the D’style acquisition including amortization of acquired intangibles and acquisition expenses.

•
The Company benefited from a lower effective tax rate of 31.2% for the third quarter of fiscal year 2018 compared to the prior year effective tax rate of 36.8%. The decline was driven by the new tax act, where the Company's statutory federal tax rate for fiscal year 2018 is a blended rate of 28.1% compared to the previous rate of 35%. The Company expects the lower tax rate to generate significant tax savings in future periods.

•
Operating cash flow for the third quarter of fiscal year 2018 was $11.0 million compared to operating cash flow of $17.6 million in the prior year, a decrease of $6.6 million. The decrease was primarily driven by changes in working capital balances and lower net income.

•
The Company's balance in cash, cash equivalents, and short-term investments was $77.7 million at March 31, 2018, compared to $98.6 million at June 30, 2017. The year-to-date fiscal year 2018 decrease was primarily due to a $17.8 million cash outflow for the D’style acquisition, capital expenditures of $15.8 million, and the return of capital to share owners in the form of $8.1 million in stock repurchases and $7.5 million in dividends, which more than offset $26.4 million of cash flows from operations.

Financial Targets
On April 13th, BIFMA (Business and Institutional Furniture Manufacturers’ Association) published its commercial furniture industry outlook for U.S. commercial furniture which includes office, education, and healthcare, lowering their projection for calendar year 2018 market growth to 1.9% from their previous projection of 4.8% growth, and setting their 2019 growth projection at 3.6%. Mr. Schneider commented, “As a result of the new BIFMA outlook for 2018 and 2019 along with increasing discounting, transportation, steel and other commodity costs, we have reassessed our previously disclosed financial targets.” The Company’s previous financial outlook was mid-single digit organic sales growth, operating income as a percent of sales between 9.5% and 10.5% in fiscal year 2019 and return on capital to exceed 20%. The updated outlook, excluding acquisitions, is the following:
Over The Next Three To Five Years:

•	Sales — mid-single digit organic growth annually

•	Operating Income Margin — growth of 2X to 2.5X sales growth

•	Operating Income Long-Term Target — 10%

•	Effective tax rate — 25% to 27%

•	EPS — growth of 2X to 2.5X sales growth
“We started our turnaround journey with the spin-off of our Electronics business in 2014. At the spin-off date, we set a goal to get to an 8% operating income margin and did so quickly, improving our adjusted pro forma operating income from continuing operations margin from 1.6% in fiscal year 2014 to 8.2% in fiscal year 2017. Few thought we could achieve the 8% goal as quickly as we did. We now are earnestly pushing to achieve the goal of a consistent 10% operating margin over the next three to five years. While the above outlook is organic, we fully expect to grow beyond the mid-single digit growth level when including future acquisitions,” noted Mr. Schneider.
The Company's financial targets assume that economic conditions do not significantly worsen, negatively affecting the industries which it serves. It also does not include any potential impact to sales and earnings related to future acquisitions or the government’s review of our subcontract reporting process.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are organic net sales and EBITDA. Organic net sales are defined as net sales excluding acquisition-related sales, and EBITDA is defined as net income before interest expense, income taxes, depreciation expense, and amortization expense. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that organic net sales is useful to investors to aid in identifying underlying trends in our business and facilitating comparisons of our sales performance with prior periods. Management believes that EBITDA is a useful measurement to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, uncertainties related to the future impact of federal tax reform, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2017 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 2, 2018
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International's Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Financial highlights for the third quarter ended March 31, 2018 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2018		March 31, 2017
Net Sales	$157,897	100.0%	$153,068	100.0%
Cost of Sales	110,142	69.8%	102,016	66.6%
Gross Profit	47,755	30.2%	51,052	33.4%
Selling and Administrative Expenses	39,245	24.8%	40,106	26.2%
Operating Income	8,510	5.4%	10,946	7.2%
Other Income (Expense), net	(2)	0.0%	492	0.3%
Income Before Taxes on Income	8,508	5.4%	11,438	7.5%
Provision for Income Taxes	2,658	1.7%	4,207	2.8%
Net Income	$5,850	3.7%	$7,231	4.7%

Earnings Per Share of Common Stock:
Basic	$0.16		$0.19
Diluted	$0.16		$0.19

Average Number of Total Shares Outstanding:
Basic	37,259		37,236
Diluted	37,539		37,730

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2018		March 31, 2017
Net Sales	$501,088	100.0%	$497,951	100.0%
Cost of Sales	339,808	67.8%	332,454	66.8%
Gross Profit	161,280	32.2%	165,497	33.2%
Selling and Administrative Expenses	124,808	24.9%	126,061	25.3%
Restructuring (Gain) Expense	0	0.0%	(1,832)	(0.4%)
Operating Income	36,472	7.3%	41,268	8.3%
Other Income, net	910	0.2%	899	0.2%
Income Before Taxes on Income	37,382	7.5%	42,167	8.5%
Provision for Income Taxes	13,197	2.7%	15,221	3.1%
Net Income	$24,185	4.8%	$26,946	5.4%

Earnings Per Share of Common Stock:
Basic	$0.65		$0.72
Diluted	$0.64		$0.71

Average Number of Total Shares Outstanding:
Basic	37,388		37,360
Diluted	37,713		37,918

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2018	June 30, 2017
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$39,554	$62,882
Short-term investments	38,195	35,683
Receivables, net	46,961	53,909
Inventories	39,037	38,062
Prepaid expenses and other current assets	18,708	8,050
Assets held for sale	281	4,223
Property and Equipment, net	81,260	80,069
Goodwill	8,824	0
Intangible Assets, net	12,882	2,932
Deferred Tax Assets	8,886	14,487
Other Assets	13,492	13,450
Total Assets	$308,080	$313,747

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$23	$27
Accounts payable	39,756	44,730
Customer deposits	25,384	20,516
Sale-leaseback financing obligation	0	3,752
Dividends payable	2,710	2,296
Accrued expenses	38,290	49,018
Long-term debt, less current maturities	161	184
Other	16,554	17,020
Share Owners' Equity	185,202	176,204
Total Liabilities and Share Owners' Equity	$308,080	$313,747

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2018	2017
Net Cash Flow provided by Operating Activities	$26,399	$49,738
Net Cash Flow used for Investing Activities	(31,674)	(23,070)
Net Cash Flow used for Financing Activities	(18,053)	(14,267)
Net (Decrease) Increase in Cash and Cash Equivalents	(23,328)	12,401
Cash and Cash Equivalents at Beginning of Period	62,882	47,576
Cash and Cash Equivalents at End of Period	$39,554	$59,977

Net Sales by End Vertical Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2018	2017	% Change	2018	2017	% Change
Commercial	$49.6	$47.0	6%	$149.0	$147.7	1%
Education	12.2	13.5	(10%)	59.3	54.7	8%
Finance	17.5	17.5	0%	48.2	51.0	(5%)
Government	16.5	17.2	(4%)	62.7	53.4	17%
Healthcare	19.0	22.1	(14%)	62.1	74.6	(17%)
Hospitality	43.1	35.8	20%	119.8	116.6	3%
Total Net Sales	$157.9	$153.1	3%	$501.1	$498.0	1%

Orders Received by End Vertical Market
	Three Months Ended			Nine Months Ended
(Unaudited)	March 31,			March 31,
(Amounts in Millions)	2018	2017	% Change	2018	2017	% Change
Commercial	$48.7	$52.8	(8%)	$152.5	$158.5	(4%)
Education	16.9	19.4	(13%)	53.5	53.0	1%
Finance	18.1	15.0	21%	53.2	52.7	1%
Government	16.0	23.4	(32%)	58.8	59.1	(1%)
Healthcare	22.5	23.4	(4%)	67.7	76.6	(12%)
Hospitality	34.6	32.4	7%	114.1	109.7	4%
Total Orders Received	$156.8	$166.4	(6%)	$499.8	$509.6	(2%)

During the second quarter of fiscal year 2018, vertical market reporting was redefined to better reflect the end markets that the Company serves. The largest shifts among vertical markets were sales to certain government-affiliated medical facilities, which were previously classified in the government vertical market and are now classified in the healthcare vertical market. Prior period information was estimated to reflect the new vertical market definitions on a comparable basis.

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2018	2017	2018	2017
Interest Income	$258	$136	$726	$345
Interest Expense	(55)	(5)	(160)	(15)
Foreign Currency Loss	(18)	(14)	(31)	(28)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	(8)	473	756	869
Other Non-Operating Expense	(179)	(98)	(381)	(272)
Other Income (Expense), net	$(2)	$492	$910	$899

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands)

Net Sales excluding D'style acquisition (“Organic Net Sales”)
	Three Months Ended
	March 31,
	2018	2017
Net Sales, as reported	$157,897	$153,068
Less: D'style acquisition net sales	4,834	0
Organic Net Sales	$153,063	$153,068

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”)
	Three Months Ended
	March 31,
	2018	2017
Net Income	$5,850	$7,231
Provision for Income Taxes	2,658	4,207
Income Before Taxes on Income	8,508	11,438
Interest Expense	55	5
Interest Income	(258)	(136)
Depreciation and Amortization	3,970	3,849
EBITDA	$12,275	$15,156